                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             DNAP HOLDING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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


                           DNAP HOLDING CORPORATION
                             6701 San Pablo Avenue
                          Oakland, California  94608
                           ________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 22, 1997


To the Stockholders of
  DNAP HOLDING CORPORATION:

     You are cordially invited to attend the annual meeting of the stockholders of DNAP Holding Corporation, a Delaware corporation (the "Company"), to be held at 9:00 a.m., local time, on Thursday, May 22, 1997, at the Holiday Inn, 1800 Powell Street, Emeryville, California 94608 (the "Annual Meeting") for the following purposes:

     1.  To elect the Board of Directors for the ensuing year; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     A record of the Company's activities during 1996 and financial statements for the fiscal year ended December 31, 1996 are contained in the accompanying 1996 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

     All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                            By Order of the Board of Directors

                                                    /s/  JOE A. RUDBERG
                                            ----------------------------------
                                                       Joe A. Rudberg
                                                         SECRETARY


April 25, 1997

                          DNAP HOLDING CORPORATION
                            6701 San Pablo Avenue
                         Oakland, California  94608
                          ________________________

                               PROXY STATEMENT

                     For Annual Meeting of Stockholders
                         To Be Held on May 22, 1997



     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of DNAP Holding Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on May 22, 1997, and at any adjournment thereof.

     Shares represented by a validly executed proxy will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the nominees for director named under the caption "Nominees for Director" in this Proxy Statement. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Carlos Herrera, Chief Executive Officer, DNAP Holding Corporation, 6701 San Pablo Avenue, Oakland, California 94608, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

     The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is April 25, 1997.


                              VOTING SECURITIES

     Only holders of record of common stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on March 31, 1997, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were issued and outstanding 18,370,640 shares of Common Stock. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

              REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

     With respect to the election of directors, votes may be cast in favor of or withheld from each nominee. The nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected as directors of the Company. Consequently, any abstentions, broker non-votes or other limited proxies will have no effect on the election of directors, provided a quorum is present at the meeting.

     The Company will appoint one inspector of election to act at the meeting and to make a written report thereof. The inspector will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 31, 1997 information with respect to the only person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                    NUMBER OF SHARES         PERCENT
OF BENEFICIAL OWNER                BENEFICIALLY OWNED       OF CLASS
-------------------                ------------------       --------
Bionova International, Inc. (1)        12,859,448              70%
6701 San Pablo Avenue
Oakland, California 94608

-------------------
(1) Bionova International, Inc. is a wholly-owned subsidiary of Bionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Bionova Mexico"). Bionova Mexico is a wholly-owned subsidiary of Empresas La Moderna, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("ELM").

                           ELECTION OF DIRECTORS

     Nine directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The composition of the Board of Directors is governed in part by the terms of a Governance Agreement dated September 26, 1996 between ELM and the Company (the "Governance Agreement"), which was entered into in connection with the merger on that date of DNA Plant Technology Corporation ("DNAP") with a wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the terms of the Governance Agreement, the Board of Directors consists of eleven members, including one independent director designated by ELM and three independent directors who were designated by DNAP prior to the Merger (the "DNAP Independent Directors"). At such time as one of the DNAP Independent Directors ceases to be a director, the Governance Agreement calls for the total number of directors to be reduced to nine and the number of DNAP Independent Directors to be reduced to two. Douglas Luke, who is one of the DNAP Independent Directors, has indicated that he does not wish to stand for reelection to the Board. Accordingly, the number of directors is being reduced to nine. Among the nominees for director listed below, the DNAP Independent Directors are Evelyn Berezin and Dr. Gerald Laubach. The independent director designated by ELM is Dr. Nam-Hai Chua. The provisions of the Governance Agreement relating to independent directors remain in effect until the day prior to the 1999 annual meeting of stockholders of the Company. Additionally, the Governance Agreement requires that for as long as Robert Serenbetz remains an employee of the Company or any of its affiliates, ELM shall cause for him to continue to be elected as a director of the Company.

     Certain background information regarding the nine nominees to the Board of Directors of the Company is set forth below. Each of the nominees has consented to serve as a director if elected. If any nominee should become unavailable for election for any reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. All of the nominees have served as directors of the Company since 1996.

NOMINEES FOR DIRECTOR

EVELYN BEREZIN - Ms. Berezin has been a venture capital consultant since 1987 and was President of Greenhouse Management Corporation, the general partner of a venture capital firm, from 1981 until 1987. Ms. Berezin is a director of Standard Microsystems Corporation.

DR. NAM-HAI CHUA - Dr. Chua has served since 1988 as the Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at the Rockefeller University in New York City. He serves on numerous advisory and editorial boards in the United States and other countries relating to plant biotechnology. He is a director of Delta and Pine Land Company.

DR. PETER DAVIS - Dr. Davis is a member of the Executive Committee of Pulsar Internacional, S.A. de C.V., an affiliate of ELM. Dr. Davis was previously a professor at the Wharton School, where he also served as Director of the Wharton Applied Research Center and Director of Executive Education.

CARLOS HERRERA - Mr. Herrera has served as the Chief Executive Officer of the Company since 1996. Mr. Herrera has served as the Managing Director (Chief Executive Officer) of Bionova Mexico since 1993. Prior to that time, he served as the Director of Operations of Cigarrera La Moderna, S.A. de C.V., the leading cigarette company in Mexico and a wholly-owned subsidiary of ELM. Mr. Herrera is an alternate director of ELM.

FRANCISCO GONZALEZ - Mr. Gonzalez is the Chief Executive Officer of Seminis, Inc., a majority-owned subsidiary of ELM. From 1995 to 1996, he served as the Chief Executive Officer of ELM's agrobiotechnology division, and prior to that time served as the Chief Executive Officer of ELM's cigarette division. Mr. Gonzalez is a director of ELM.

BERNARDO JIMENEZ - Mr. Jimenez is the Chief Operating Officer of the agrobiotechnology division of ELM. From 1993 to 1996, he served as the head of the Industrial Banking Division at the Vector Group, a financial services company in Mexico which is affiliated with ELM ("Vector Group"), the Vice President of New Business Development for Pulsar Internacional, S.A. de C.V., and the Chief Financial Officer of ELM. From 1975 to 1993, he held various positions in finance and management at Grupo Industrial Alfa, S.A. de C.V.

ERIK C. JURGENSEN - Mr. Jurgensen has been the Director of Planning and Corporate Development at Pulsar Internacional, S.A. de C.V. since 1994. From 1992 to 1994, Mr. Jurgensen was the Chief Executive Officer of Vector Group.

DR. GERALD D. LAUBACH - Dr. Laubach was the President of Pfizer, Inc., a pharmaceutical company, from 1972 to 1991. He served as a director of Cigna Corp. and Millipore Corp. until 1996.

ROBERT SERENBETZ - Mr. Serenbetz has been the Chief Operating Officer of the Company since 1996 and the President of DNAP since 1991. Mr. Serenbetz was Chairman of DNAP from 1994 to 1996. From 1989 to 1991, he was Group President of the American Chicle Division of Warner Lambert Company, a manufacturer of pharmaceutical and consumer products.

               INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held three meetings in 1996. Each director attended every meeting of the Board except that Messrs. Laubach and Rodriguez were absent from the September 26th Board meeting, Messrs. Jimenez, Gonzalez and Luke were absent from the November 21st Board meeting, and Messrs. Gonzalez, Luke and Rodriguez were absent from the December 20th Board meeting.

COMMITTEES OF THE BOARD

     The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The current members and the primary functions of the Audit and Compensation Committees are as follows:

     AUDIT COMMITTEE - Dr. Gerald D. Laubach (Chairman), Erik Jurgensen and
     Dr. Nam Hai-Chua. The primary responsibilities of the Audit Committee are
     (i) to recommend the particular persons or firms to be employed by the Company as its independent auditors, (ii) to review with the Company's independent auditors the scope of the audit procedures to be applied in conducting the annual audit, the results of the annual audit and the accompanying management letter, if any, (iii) to consult with the Company's independent auditors (periodically, as appropriate, and out of the presence of management) with regards to the adequacy of internal controls and accounting practices and, if need be, to consult also with the Company's internal auditors and (iv) to carry out any other duties delegated to the Audit Committee by the Board from time to time. The Audit
     Committee did not meet during 1996.

     COMPENSATION COMMITTEE - Erik Jurgensen (Chairman), Evelyn Berezin, Dr. Nam-Hai Chua and Douglas S. Luke. The primary responsibilities of the Compensation Committee are (i) to administer the Company's stock option and stock incentive plans, (ii) to recommend to the Board matters pertaining to employment agreements, salaries and bonuses for the Company's executive officers and contributions to any of the Company's or its subsidiaries' 401(k) Investment Plans and
     (iii) to carry out any other duties delegated to the Compensation Committee by the Board from time to time. The Compensation Committee did not meet during 1996.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its affiliates receive an annual retainer of $6,000, a fee of $1,000 for each Board meeting attended and a fee of $500 for each committee or telephone meeting in which the director participates. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.


     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The table below sets forth as of December 31, 1996, the shares of Common Stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this Proxy Statement and by all directors and executive officers as a group.

                                                      AMOUNT AND NATURE OF
                                   COMPANY OR        BENEFICIAL OWNERSHIP OF
                                  OTHER OFFICES        COMMON STOCK AS OF       PERCENT
       NAME            AGE             HELD             DECEMBER 31, 1996      OF CLASS
       ----            ---        -------------         ------------------     --------
Bernardo Jimenez       43     Chairman of the Board             0                (3)
                              and Director
Carlos Herrera         56     Chief Executive Officer           0                (3)
                              and Director
Robert Serenbetz       52     Chief Operating Officer         2,347              (3)
                              and Director
Arthur H. Finnel       46     Treasurer and Chief               0                (3)
                              Financial Officer
Evelyn Berezin         71     Director                       10,526 (1)(2)       (3)
Dr. Nam-Hai Chua       52     Director                          0                (3)
Dr. Peter Davis        52     Director                          0                (3)
Francisco Gonzalez     65     Director                          0                (3)
Erik C. Jurgensen      54     Director                          0                (3)
Dr. Gerald D. Laubach  70     Director                        4,700 (1)          (3)
Douglas S. Luke        55     Director                        4,900 (1)          (3)

                              4

                                                      AMOUNT AND NATURE OF
                                   COMPANY OR        BENEFICIAL OWNERSHIP OF
                                  OTHER OFFICES        COMMON STOCK AS OF       PERCENT
       NAME            AGE             HELD             DECEMBER 31, 1996      OF CLASS
       ----            ---        -------------         ------------------     --------
Alejandro Rodriguez    45     Director                          0                (3)
Raul Batiz E.          72     President of International        0                (3)
                              Produce Holding Company
Dr. John R. Bedbrook   47     Executive Vice President        4,798 (4)          (3)
                              and Director of Science
                              of DNAP
All directors and
executive officers of
the Company as a group
(consisting of 17 persons)                                    47,866 (5)         (3)


_____________

(1) Includes currently exercisable options to purchase shares of Common Stock as follows: Ms. Berezin-4,900 shares; Dr.
     Laubach-4,700 shares; Mr. Luke-4,900 shares.

(2)  Includes 5,626 shares of Common Stock owned jointly by Ms.
     Berezin and her husband.

(3) Represents less than 1% of Common Stock outstanding on December 31, 1996.

(4) Includes currently exercisable options to purchase 2,220 shares of Common Stock held by Dr. Bedbrook's wife, who is an employee of DNAP, as to which shares Dr. Bedbrook disclaims beneficial ownership. Does not include options to purchase 600 shares of Common Stock held by Dr. Bedbrook's wife which are not exercisable within 60 days of December 31, 1996.

(5)  Gives effect to the above footnotes.

      Except as noted in the footnotes above (i) none of such shares is known by the Company to be shares with respect to which such person has the right to acquire beneficial ownership and
(ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.


                     EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to annual and long-term compensation paid or awarded to the Company's chief executive officer and each of the other four most highly-paid executive officers (together, the "Named Executive Officers") for or with respect to the fiscal year ended December 31, 1996, the Company's first year of operations. In addition, information is provided with respect to the compensation paid by DNAP to Mr. Serenbetz and Dr. Bedbrook for or with respect to the fiscal years ended December 31, 1995 and December 31, 1994.

                                                                                         LONG TERM
                                               ANNUAL COMPENSATION                  COMPENSATION AWARDS           OTHER
                                  ------------------------------------------    ---------------------------   ------------
                                                                                RESTRICTED      SECURITIES
     NAME AND                       BASE                    OTHER ANNUAL          STOCK         UNDERLYING     ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)    COMPENSATION ($)    AWARDS ($)      OPTIONS (#)   COMPENSATION
------------------        ----    ----------   ---------    ----------------    ----------     ------------   ------------
Carlos Herrera, Chief     1996    169,932 (1)   54,122         27,357 (2)            0               0               0
 Executive Officer of
 the Company

Arthur H. Finnel,         1996    270,000 (3)      0              0                  0               0               0
 Treasurer and Chief
 Financial Officer of
 the Company

Robert Serenbetz,         1996    261,289       48,143            477                0               0             4,273 (4)
 Chief Operating          1995    225,000          0           23,076 (5)         25,000 (6)      18,000 (7)       4,623 (4)
 Officer of the           1994    225,000          0          242,071 (5)            0            25,000 (7)         500 (4)
 Company and
 President of DNAP

Raul Batiz E.,            1996    408,468          0              0                  0               0               327
 President of
 International
 Produce Holding
 Company

Dr. John R. Bedbrook,     1996    188,711       20,837            0                  0               0             4,270 (4)
 Executive Vice           1995    174,000          0           10,931                0               0             1,705 (4)
 President and            1994    174,000          0              0                  0             9,000 (7)         717 (4)
 Director of Science
 of DNAP
============================================================================================================================

(1) Mr. Herrera served as the Chief Executive Officer of the Company on a full-time basis from July 1, 1996. From January 12 through June 30, 1996, he performed services on behalf of the Company as well as certain other entities. Only the portion of his compensation during that period related to services on behalf of the Company and its subsidiaries have been included here.
(2) This amount includes travel-related expenses which are in lieu of cash and are part of the compensation package of the
    Chief Executive Officer.
(3) This amount includes compensation paid to Mr. Finnel in the form of fees for consulting services. Mr. Finnel became a full-time employee of the Company as of January 1, 1997.
(4) Represents contributions made by DNAP to its 401(k) Retirement and Savings Plan.
(5) DNAP paid certain expenses, including tax equalization on nondeductible reimbursements, for the relocation of
    Mr. Serenbetz from New Jersey to California.
(6) Represents the value at date of grant of restricted stock awarded in lieu of cash for the 1995 base salary increase.
(7) After adjustment to reflect the conversion in connection with the Merger of every ten shares of common stock of DNAP into one share of Common Stock of the Company.

     No stock options or stock appreciation rights were granted to or exercised by any of the Named Executive Officers in 1996. At December 31, 1996, none of the Named Executive Officers held any stock options or stock appreciation rights, except that the Company has agreed to grant stock options to certain executive officers, as described below under the caption "Agreements with Certain Executive Officers."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Erik C. Jurgensen, Evelyn Berezin, Dr. Nam-Hai Chua and Douglas S. Luke. As mentioned above, Mr. Jurgensen is the Director of Planning and Corporate Development at Pulsar Internacional, S.A. de C.V., which is an affiliate of ELM, the indirect owner of 70% of the issued and outstanding shares of Common Stock of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the following report of the Compensation Committee of the Board of Directors and the information herein under "Performance

Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, and such information shall not be deemed to be incorporated by reference into any statements or reports filed by the Company with the Commission that do not specifically incorporate such information by reference, notwithstanding the incorporation by reference of this Proxy Statement into any such statements or reports.

     The Compensation Committee of the Board of Directors of the Company is responsible for reviewing and approving policies, practices and procedures relating to executive compensation and the establishment of employee benefit plans. As the Company was first formed in January, 1996, and several of the executive officers entered the Company on September 26, 1996 upon completion of the Merger, the pay policies and practices in 1996 were a result of the policies and practices of the subsidiaries of the Company prior to these subsidiaries becoming a part of the Company. Furthermore, the compensation of the Chief Executive Officer and the Chief Financial Officer are a carry over from positions and relationships they had with Bionova Mexico and Asesorias Administrativas Moderna, S.A. de C.V., both of which are subsidiaries of ELM, prior to assuming their current positions in the Company. The Chief Executive Officer's bonus was determined based on a comparison of his performance against Company and individual objectives in accordance with the pay policies of Bionova Mexico. Over the next several years the Company expects to bring all of these officers under a common set of pay policies, including the Chief Executive Officer and Chief Financial Officer. Management of the Company is currently developing these pay policies which will then be submitted to the Compensation Committee of the Board of Directors for approval.

     BY THE MEMBERS OF THE COMPENSATION COMMITTEE:

       Erik C. Jurgensen (Chairman), Dr. Nam-Hai Chua, Evelyn Berezin and Douglas S. Luke

PERFORMANCE GRAPH

     The following graph reflects the total return, which assumes reinvestment of dividends, of a $100 investment in the Company, the Standard & Poor's 500 Stock Index, and a competitor group index on September 27, 1996, the date on which the Company's Common Stock first traded on the Nasdaq National Market.





                                    [GRAPH]





--------------------------------------------------------------------------------
                                     09/27/96    10/31/96    11/29/96   12/31/96
--------------------------------------------------------------------------------
DNAP Holding Corporation              100.00       76.79       78.57      50.00
Peer Group(1)                         100.00      100.21      103.37      98.51
S&P 500 Index                         100.00      102.76      110.53     108.34
--------------------------------------------------------------------------------

-------------------------

(1) The Peer Group is made up of the following securities: Calgene, Inc., Chiquita Brands International, Inc., Cyanotech Corporation, Dole Food Company, Inc., Mycogen Corporation and Northland Cranberries. Total return calculations were weighted according to each company's market capitalization.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The Company acquired DNAP on September 26, 1996, pursuant to that certain Agreement and Plan of Merger dated January 26, 1996, as amended (the "Merger Agreement"), among ELM, Bionova Mexico, the Company, Bionova Acquisition, Inc. and DNAP. From the date of the Merger, Bionova International, Inc. has been the owner of 70% of the issued and outstanding shares of the Company's Common Stock. As described above under the caption "Security Ownership of Beneficial Owners," Bionova International, Inc. is a wholly-owned subsidiary of Bionova Mexico, which is a wholly-owned subsidiary of ELM.

     Under the terms of the Merger Agreement, during the three-year period immediately following the Merger, ELM agreed to provide when requested by the Company a guarantee of the Company's indebtedness to a financial institution under a loan or line of credit, provided that (i) ELM's maximum exposure under such guarantee is limited to $20 million and (ii) the documents evidencing such loan or line of credit provide that the aggregate amount loaned to the Company thereunder will not exceed at any time the sum of (x) 80% of the accounts receivable of the Company and its consolidated subsidiaries and (y) 50% of the inventories of the Company and its consolidated subsidiaries and such loan is secured by such accounts receivable and inventories. At December 31, 1996, ELM guaranteed approximately $26.4 million of the Company's bank debt.

     As provided in the Merger Agreement, ELM and DNAP entered into that certain Long Term Funded Research Agreement dated September 26, 1996, which provides that ELM, directly or through its affiliates, and DNAP will use their best efforts to agree on research projects to be conducted by DNAP for ELM or its affiliates which will result in payments to DNAP of $30 million over a ten-year period, with minimum funding (subject to carryforwards) of $9 million in any three-year period. Unless otherwise agreed by the parties, payments of at least $625,000 in respect of ELM's obligation to fund research projects are to be paid to DNAP at the beginning of each calendar quarter during the term of the Long Term Funded Research Agreement. During the fourth quarter of 1996, Seminis Vegetable Seeds, Inc., a majority-owned subsidiary of ELM ("Seminis"), commenced a limited amount of work under this agreement and paid DNAP $625,000.

     Also as provided in the Merger Agreement, ELM and the Company entered into the Governance Agreement on September 26, 1996. In addition to the provisions described above under the caption "Election of Directors," the Governance Agreement provides that ELM (together with its affiliates) may, subject to applicable law, acquire or dispose of shares of Common Stock so long as their aggregate beneficial ownership of the Common Stock does not fall below 51% or exceed 80.1%, subject to certain conditions and exceptions.

OTHER TRANSACTIONS WITH ELM AND ITS AFFILIATES

     On July 1, 1996, the Company and Bionova Mexico entered into an Administrative Services Agreement. This agreement provides that Bionova Mexico will render certain administrative and clerical services to the Company and its subsidiaries in return for payment equivalent to the compensation, benefits and other overhead attributable to the employees of Bionova Mexico performing these services, all of which will be performed in Mexico. The initial term of the agreement was extended to December 31, 1996 and will continue thereafter for successive one-year terms unless either the Company or Bionova Mexico elects to terminate the agreement. In 1996, the amount billed by Bionova Mexico under this agreement was $616,000.

     Prior to the date of the Administrative Services Agreement, Bionova Mexico rendered certain administrative and clerical services to the Company's subsidiaries for which certain of the Company's subsidiaries were indebted to Bionova Mexico in the amount of $1.7 million at December 31, 1996.

     The Company contracts for insurance and factoring services with a company that is an affiliate of ELM. During 1996, the Company incurred insurance expense of $591,000 to this company. At December 31, 1996, amounts due under factoring arrangements were $1.2 million, and interest expense incurred in connection with such factoring arrangements was $123,000 in 1996.

     In January 1996, the Company granted to a company affiliated with ELM the option to obtain a sublicense from the Company to use certain licensed patents in the field of tobacco products and to make, have made, use and sell certain licensed products related to the field of tobacco. The option was terminated on September 30, 1996. The Company has accrued an $80,000 account receivable in respect of this option.

AGREEMENTS WITH MEMBERS OF THE BATIZ FAMILY

     The Company owns 57.7% of International Produce Holding Company, a Delaware corporation ("IPHC"), and 50.004% of Agricola Batiz, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("ABSA"). The remaining 42.3% of IPHC is owned by Raul Batiz E. and members of his family. Raul Batiz E., by virtue of his position as President of IPHC and its R.B. Packing, Inc. subsidiary is deemed to be an executive officer of the Company. The remaining 49.996% of ABSA is owned by relatives of Raul Batiz E., including his sons Raul Batiz G. and Guillermo Batiz G., who by virtue of their respective positions as Director of Operations and Director of Administration of ABSA, are also deemed to be executive officers of the Company. On April 1, 1997, the Company announced that the Board of Directors of the Company has approved the acquisition of all of the minority interests in ABSA and IPHC, subject to the availability of financing on satisfactory terms and certain other conditions. This acquisition would be made under the terms of an agreement reached by ELM and the Batiz family in March 1997 providing that, subject to certain conditions, ELM or its designee would purchase all of the minority interests in ABSA and IPHC for a purchase price of $23.75 million, $11.75 million to be paid in cash at the closing of the transaction and $12 million to be paid in equal annual installments over the following three years, with interest on the outstanding amount to be paid quarterly. The conditions include satisfactory completion of due diligence and assurances from the Batiz family regarding continuity of operations. Raul Batiz G. and Guillermo Batiz G. have agreed to remain with ABSA in consulting roles following the transaction. The Company intends to seek bank debt to finance this transaction.

     ABSA has entered into a contractual arrangement with Copropriedad Agricola Batiz Hermanos, a Mexican entity that is controlled by members of the Batiz family but is not a subsidiary of the Company ("CABH"), pursuant to which CABH provides labor and administrative services to ABSA and ABSA pays a fee to CABH based on CABH's costs incurred in connection with providing such services. Both Raul Batiz E. and Guillermo Batiz G. own in excess of 10% of CABH. In 1996, ABSA paid a total of approximately $13.2 million to CABH under this arrangement.

     Beginning in August 1996, a credit facility was established between a separate company owned by members of the Batiz family and ABSA to enable ABSA to fund a large grower advance and some property, plant and equipment investments. Loans made under this credit facility were in the form of demand loans bearing interest at 15.3% per annum. As of December 31, 1996, the outstanding balance under this credit facility was approximately $1.5 million. Interest paid during 1996 under this credit facility was $89,319.

     Raul Batiz E. provides a personal guarantee with respect to $6.2 million in bank debt of certain of the Company's subsidiaries.

     Raul Batiz G. and Guillermo Batiz G. each received $106,684 in total compensation from ABSA in 1996. Both Raul Batiz G. and Guillermo Batiz G. are sons of Raul Batiz E.

     Pedro Batiz G. is the Vice President of Marketing of R.B. Packing, Inc. In 1996, his total compensation was approximately $303,000. He is the son of Raul Batiz E.

     Rodolfo Batiz G. is a Senior Salesman at R.B. Packing, Inc. In 1996, his total compensation was approximately $89,054. He is the son of Raul Batiz E.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

     To assist DNAP to satisfy certain contractual obligations, on June 21, 1996, Mr. Serenbetz, Dr. Bedbrook and Dr. David A. Evans, Executive Vice President - Business Development of DNAP, surrendered certain options to purchase shares of common stock of DNAP previously granted to them. The Company has agreed to grant to each of such persons options to purchase shares of Common Stock of the Company which would be for the same number of shares (adjusted in accordance with the exchange ratio applicable to the Merger) and exercisable on the same terms as the surrendered options. Accordingly, each of such persons is entitled to receive the following options: Mr. Serenbetz - 94,500 options at exercise prices ranging from $24.69 to $56.25 and expiration dates ranging from November 2001 to March 2005; Dr. Bedbrook - 38,500 options at exercise prices ranging from $24.69 to $81.25 and expiration dates ranging from November 1998 to March 2005; and Dr. Evans - 38,500 options at exercise prices ranging from $24.69 to $81.25 and expiration dates ranging from November 1997 to March 2005.

     DNAP has entered into severance agreements with Mr. Serenbetz and Dr. Bedbrook, which provide, subject to certain conditions, that such person will be paid a severance payment equal to one year's total compensation (measured as base salary at the time of the agreement plus the average incentive compensation paid to such person during the three-year period from 1993 to
1995) in the event that prior to September 1, 1997, (i) such person's employment is involuntarily terminated without cause or (ii) such person voluntarily terminates his employment with DNAP for good reason (meaning a reduction in such person's base compensation or duties). The amount of the severance payment for Mr. Serenbetz would be $310,534 and for Dr. Bedbrook would be $210,704

     DNAP has entered into a severance agreement with Dr. Evans, which provides, subject to certain conditions, that Dr. Evans will be paid a severance payment equal to one year's total compensation (measured as base salary at the time of the agreement plus the average incentive compensation paid to such person during the three-year period from 1993 to 1995) in the event that prior to September 1, 1997, his employment is involuntarily terminated without cause. The amount of this severance payment would be $207,737. The agreement further provides that Dr. Evans will not terminate his employment with DNAP prior to September 1, 1997, and that if he notifies DNAP by August 20, 1997 of his intention to terminate on September 1, 1997, he will be entitled to a severance payment equal to 285 days total compensation (measured as base salary at the time of the agreement plus the average incentive compensation paid to Dr. Evans during the three-year period from 1993 to 1995).

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, and except that the initial statements of beneficial ownership of securities on Form 3 of Ms. Berezin, Dr. Chua, Dr. Laubach and Mr. Serenbetz were inadvertently filed late, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with.

                          INDEPENDENT ACCOUNTANTS

     The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. It is the present intention of the Company's management to recommend to the Board of Directors the re-appointment of Price Waterhouse LLP, which has audited the financial statements of the Company and certain of its subsidiaries since 1996, to audit the financial statements of the Company for 1997. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so.

                  STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Stockholder proposals intended to be included in the Company's proxy statement relating to the 1998 annual meeting of stockholders must be received by the Company's Secretary, Joe A. Rudberg, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, no later than November 30, 1997.

     The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview or telephone by officers and regular employees of the Company, who will receive no additional compensation therefor.

     The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Oakland, California                         BY ORDER OF THE BOARD OF DIRECTORS
April 25, 1997
                                                   /s/  JOE A. RUDBERG
                                            ----------------------------------
                                                      Joe A. Rudberg
                                                        SECRETARY

                            DNAP HOLDING CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder(s) of DNAP HOLDING CORPORATION hereby appoints BERNARDO JIMENEZ, CARLOS HERRERA and ARTHUR H. FINNEL and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the common stock, par value $.01 per share, of DNAP HOLDING CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders of DNAP HOLDING CORPORATION to be held on May 22, 1997 at 9:00 a.m., local time, at the Holiday Inn, 1800 Powell Street, Emeryville, California 94608, and at any adjournment or postponement thereof.

          THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NOMINEES NAMED BELOW. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                        DNAP HOLDING CORPORATION
                                        P.O. BOX 11385
                                        NEW YORK, N.Y.  10203-0385

ELECTION OF THE DIRECTORS FOR THE TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

              [ ]  FOR all nominees listed below
              [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below
              [ ]  *EXCEPTIONS

Nominees:     Evelyn Berezin, Dr. Nam-Hai Chua, Dr. Peter Davis, Francisco
              Gonzalez, Carlos Herrera, Bernardo Jimenez, Erik C.
              Jurgensen, Dr. Gerald D. Laubach, Robert Serenbetz

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

     *Exceptions
                -------------------

NOTE: IF YOU DESIRE TO WITHHOLD AUTHORITY FOR ONE OR MORE BUT NOT ALL OF THE ABOVE-NAMED NOMINEES, INDICATE YOUR DESIRE TO WITHHOLD AUTHORITY FOR SUCH NOMINEES(S) BY DRAWING A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME(S) OF SUCH NOMINEE(S).

            [ ]  Change of Address and or Comments Mark Here

                 Note: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                        Dated:                                  , 1997
                               --------------------------------

                        ----------------------------------------------
                                         (Signature)

                        ----------------------------------------------
                                  (Signature, if held jointly)

Votes MUST be indicated [X] in Black or Blue Ink.

              PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD
                     PROMPTLY IN THE ENCLOSED ENVELOPE.